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                                                                       Exhibit 8


                     [ LETTERHEAD OF SULLIVAN & CROMWELL ]



                                                                  April 25, 1997


Dime Bancorp, Inc.,
   589 5th Avenue,
      New York, New York  10017.

Dime Capital Trusts I and II,
   c/o Dime Bancorp, Inc.,
      589 5th Avenue,
         New York, New York  10017.

Ladies and Gentlemen:

     As special tax counsel to Dime Capital Trusts I and II (collectively, the "Trusts") and Dime Bancorp, Inc. in connection with the issuance of $200,000,000 aggregate liquidation amount of Preferred Securities of the Trusts (the "Preferred Securities"), and assuming the operative documents for the Preferred Securities described in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ Sullivan & Cromwell